                                                      Filed Pursuant to Rule 433
                                                     Registration No. 333-109028

                                                                Final Term Sheet
                                                                February 9, 2006

                           VERIZON COMMUNICATIONS INC.
                        $500,000,000 5.35% NOTES DUE 2011
                       $1,250,000,000 5.55% NOTES DUE 2016
                        $500,000,000 5.85% NOTES DUE 2035
                   $1,750,000,000 FLOATING RATE NOTES DUE 2007

ISSUER:                             Verizon Communications Inc.


TITLE OF SECURITIES:                5.35% Notes due 2011 (the "Notes due 2011")
                                    5.55% Notes due 2016 (the "Notes due 2016")
                                    5.85% Notes due 2035 (the "Notes due 2035")
                                    Floating Rate Notes due 2007 (the "Floating
                                    Rate Notes due 2007")

REOPENING:                          The Notes due 2035 constitute a further
                                    issuance of, and will be consolidated,
                                    fungible and form a single series with,
                                    Verizon Communications Inc.'s $1,000,000,000 of 5.85% Notes due 2035. Verizon
                                    Communication Inc.'s $1,000,000,000 of 5.85%
                                    Notes due 2035 were originally issued by Verizon Global Funding Corp. on September
                                    13, 2005 and became obligations of and by Verizon Communications Inc. as a result of the merger of Verizon Global Funding Corp.
                                    into Verizon Communications Inc. on February
                                    1, 2006. Following the offering, the total amount of Notes due 2035 outstanding will be $1,500,000,000.

TRADE DATE:                         February 9, 2006

SETTLEMENT DATE (T+4):              February 15, 2006

MATURITY DATE:                      Notes due 2011:  February 15, 2011
                                    Notes due 2016:  February 15, 2016
                                    Notes due 2035:  September 15, 2035
                                    Floating Rate Notes due 2007:
                                    August 15, 2007




AGGREGATE PRINCIPAL AMOUNT
OFFERED:                            Notes due 2011: $500,000,000
                                    Notes due 2016: $1,250,000,000


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                                    Notes due 2035: $500,000,000
                                    Floating Rate Notes due 2007: $1,750,000,000

PRICE TO PUBLIC (ISSUE PRICE):      Notes due 2011: 99.779% plus accrued
                                    interest, if any, from February 15, 2006
                                    Notes due 2016: 99.199% plus accrued
                                    interest, if any, from February 15, 2006
                                    Notes due 2035: 93.535% plus accrued
                                    interest from September 13, 2005
                                    Floating Rate Notes due 2007: 100% plus
                                    accrued interest, if any, from February 15,
                                    2006

GROSS SPREAD:                       Notes due 2011: .350%
                                    Notes due 2016: .450%
                                    Notes due 2035: .875%
                                    Floating Rate Notes due 2007: .150%

PRICE TO VERIZON:                   Notes due 2011: 99.429%
                                    Notes due 2016: 98.749%
                                    Notes due 2035: 92.660%
                                    Floating Rate Notes due 2007: 99.850%

ACCRUED INTEREST:                   Notes due 2011: N/A
                                    Notes due 2016: N/A
                                    Notes due 2035: $12,350,000
                                    Floating Rate Notes due 2007: N/A

NET PROCEEDS:                       Notes due 2011: $497,145,000
                                    Notes due 2016: $1,234,362,500
                                    Notes due 2035: $475,650,000 (comprised of
                                    $463,300,000 principal and $12,350,000
                                    accrued interest)
                                    Floating Rate Notes due 2007: $1,747,375,000

UNDERWRITER REIMBURSEMENT
OF VERIZON EXPENSES:                Underwriters to reimburse $625,000 of
                                    Verizon expenses.

INTEREST RATE:                      Notes due 2011:  5.35% per annum
                                    Notes due 2016:  5.55% per annum
                                    Notes due 2035:  5.85% per annum
                                    Floating Rate Notes due 2007: three-month
                                    LIBOR plus .130 %.

INTEREST PAYMENT DATES:             Notes due 2011: Semi-annually on each
                                    February 15 and August 15, commencing August
                                    15, 2006.

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                                    Notes due 2016: Semi-annually on each
                                    February 15 and August 15, commencing August
                                    15, 2006.

                                    Notes due 2035: Semi-annually on each March
                                    15 and September 15, commencing March 15,
                                    2006.

                                    Floating Rate Notes due 2007: Quarterly on each February 15, May 15, August 15 and November 15, commencing May 15, 2006; provided however, that if any such interest payment date would fall on a day that is not a business day, other than the interest payment date that is also the date of maturity, that interest payment date will be postponed to the following day that is a business day, except that if such next business day is in a different month, then that interest payment date will be the immediately preceding day that is a business day; and provided further, that if the date of maturity is not a business day, payment of principal and interest will be made on the following day that is a business day and no interest will accrue for the period from and after such date of maturity.

DENOMINATIONS:                      Notes due 2011, Notes due 2016 and Floating
                                    Rate Notes due 2007: Minimum of $5,000 and integral multiples of $1,000 in excess of $5,000; each owner of a beneficial interest in the Notes will be required to hold the beneficial interest in a minimum principal amount of $5,000 and integral multiples of $1,000 in excess of $5,000.

                                    Notes due 2035: Minimum of $1,000 and
                                    integral multiples of $1,000.

OPTIONAL REDEMPTION:                Notes due 2011: Make-whole call at any time
                                    at 100% or discounted present value at
                                    Treasury Rate plus 20 basis points.

                                    Notes due 2016: Make-whole call at any time at 100% or discounted present value at Treasury Rate plus 25 basis points.

                                    Notes due 2035: Make-whole call at 100% or discounted present value at any time at Treasury Rate plus 30 basis points.

                                    Floating Rate Notes due 2007: At any time on or after August 15, 2006 at 100% plus accrued interest.

JOINT BOOKRUNNERS:                  Notes due 2011, Notes due 2016 and Notes due
                                    2035: Morgan Stanley & Co. Incorporated;
                                    Bank of America Securities LLC and Goldman,
                                    Sachs & Co.

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                                    Floating Rate Notes due 2007: Morgan Stanley
                                    & Co. Incorporated; HSBC Securities (USA)
                                    Inc. and Merrill Lynch, Pierce, Fenner &
                                    Smith Incorporated

ALLOCATION:

                                                                                                           Floating
                                                                                                           Rate Notes
                                              Notes Due 2011     Notes Due 2016     Notes Due 2035         Due 2007
                                              ---------------    --------------     --------------         --------
Morgan Stanley & Co. Incorporated             $  110,000,000     $  275,000,000     $  110,000,000     $  428,750,000
HSBC Securities (USA) Inc.                        20,625,000         51,562,500         21,250,000        437,500,000
Merrill Lynch, Pierce, Fenner & Smith
 Incorporated                                     20,625,000         51,562,500         21,250,000        437,500,000
Bank of America Securities LLC                   110,000,000        275,000,000        110,000,000         35,000,000
Goldman, Sachs & Co.                             110,000,000        275,000,000        110,000,000         35,000,000
Lehman Brothers Inc.                              16,250,000         40,625,000         18,750,000         43,750,000
Mitsubishi UFJ Securities International plc       16,250,000         40,625,000         18,750,000         43,750,000
Wachovia Capital Markets, LLC                     16,250,000         40,625,000         18,750,000         43,750,000
Credit Suisse First Boston LLC                    16,250,000         40,625,000         18,750,000         43,750,000
UBS Securities LLC                                16,250,000         40,625,000                 --         43,750,000
RBC Dain Rauscher Inc.                            16,250,000         40,625,000         18,750,000         43,750,000
Greenwich Capital Markets, Inc.                   16,250,000         40,625,000         18,750,000         43,750,000
The Williams Capital Group, L.P.                   5,000,000         12,500,000          5,000,000         35,000,000
Blaylock & Company Inc.                            5,000,000         12,500,000          5,000,000                 --
Samuel A. Ramirez & Company, Inc.                  5,000,000         12,500,000          5,000,000         35,000,000
                                              --------------     --------------     --------------     --------------
                                              $  500,000,000     $1,250,000,000     $  500,000,000     $1,750,000,000
                                              ==============     ==============     ==============     ==============

REFERENCE DOCUMENT:                 Prospectus Supplement, subject to
                                    completion, dated February 9, 2006;
                                    Prospectus dated February 9, 2006.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 1-(866) 718-1649 (INSTITUTIONAL INVESTORS) OR 1-(800) 584-6837 (RETAIL INVESTORS).

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